Exhibit 99.1

White Electronic Designs Corporation Announces
Appointment of Kenneth J. Krieg to Its Board of Directors

Company Contact:
White Electronic Designs Corporation Brian R. Kahn Chairman of the Board of Directors (602) 437-1520

Phoenix, Arizona – November 10, 2009 – White Electronic Designs Corporation (NASDAQ:WEDC), a leading supplier of specialized electronic products and assemblies for defense systems, announces the appointment of Kenneth J. Krieg to its Board of Directors, effective November 6, 2009. Mr. Krieg heads McLean, VA-based Samford Global Strategies, a consulting practice focused on helping clients lead and manage through periods of strategic change. He served as the Undersecretary of Defense for Acquisition, Technology and Logistics, USD(AT&L), from 2005 to 2007, with overall responsibility for the Department of Defense’s (DoD) procurement, research and development, and other major functions. Prior to his appointment as USD(AT&L), Mr. Krieg served as Special Assistant to the Secretary of Defense and Director of Program Analysis & Evaluation, leading an organization that advises the Secretary of Defense on defense systems, programs and investment alternatives. Before joining DoD, Mr. Krieg was Vice President and General Manager, Office and Consumer Papers Division, International Paper Company.

“We are delighted to have a person of Ken Krieg’s stature and experience in defense system acquisition and management join our board, said Brian Kahn, Chairman of the Board of White Electronic Designs. “I know Ken will make a tremendous contribution to the execution of White’s strategy to become a larger contributor to national defense, while providing a voice of high integrity in the governance of our company.”

Mr. Krieg has a BA degree in history from Davidson College and a master’s degree in public policy from the Kennedy School of Government, Harvard University. He also serves on the Board of Directors for Aurora Flight Sciences and Twisted Pair Solutions, the Board of Trustees of LMI, and is a Distinguished Fellow at the Center for Naval Analyses.

About White Electronic Designs Corporation

White Electronic Designs Corporation (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com. WEDC-F